Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION REPORTS

FOURTH QUARTER, FULL YEAR 2009 RESULTS

Fourth Quarter 2009 Highlights

•	Reported sales even with prior-year quarter

•	Operating income, excluding charges, up 38%

•	Fourth quarter earnings per share from continuing operations of $0.05 compared to $(4.43) in the prior year

•	Comparable earnings were up 24% to $0.21 excluding charges and prior-year gains from debt repurchase

LINCOLNSHIRE, ILLINOIS, February 10, 2010 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today reported its fourth quarter and full year results for the period ended December 31, 2009.

“While 2009 was an extremely challenging year, ACCO Brands met the challenge with aggressive actions that should enable us to return to profitable growth in 2010,” said Robert J. Keller, chairman and chief executive officer. “We reestablished strong relationships with our key customers, improved our customer service levels, reenergized our new product development activities, captured market share across our major geographies, penetrated new channels, and refinanced the business, providing a firm financial foundation from which to build. ACCO Brands is a very different company today, with the ability to deliver bottom line improvement even under challenging market conditions.”

Fourth Quarter Results

Net sales were essentially flat at $352.8 million, compared to $353.4 million in the prior-year quarter. Excluding the effect of currency translation, sales declined 7%. Fourth quarter income from continuing operations was $2.9 million, or $0.05 per diluted share, compared to a loss of $240.1 million, or $(4.43) per diluted share, in the prior-year quarter. Fourth quarter results include $5.6 million of restructuring and other charges. The prior-year results include goodwill and trade name impairment charges of $249.0 million, and restructuring and other costs totaling $22.0 million. Excluding charges, adjusted income from continuing operations of $12.0 million, or $0.21 per share, compares to $20.4 million, or $0.37 per share, in the prior-year period. The prior-year quarter includes a gain of $17.0 million associated with the repurchase of subordinated notes. After excluding the gain, adjusted earnings per share of $0.21 in the current-year quarter compares to a comparable $0.17 in the prior-year period.

Adjusted operating income, which excludes charges, increased 38% to $33.5 million, from $24.3 million, and adjusted EBITDA increased 31% to $46.2 million, from $35.3 million, both reflecting cost reduction initiatives and a benefit from foreign exchange translation of $5.2 million and $6.3 million, respectively.

Business Segment Highlights

ACCO Brands Americas

ACCO Brands Americas fourth quarter net sales decreased 5% to $176.3 million, from $185.8 million in the prior-year quarter. Excluding the effects of currency translation, sales declined 7%. The decline was at a rate significantly lower than in previous quarters and reflected lower volume due to continued weakness in consumer and business demand.

ACCO Brands Americas reported fourth quarter operating income of $10.7 million, compared to an operating loss of $138.6 million in the prior-year quarter. Adjusted operating income was $12.9 million, compared to $16.3 million in 2008, and adjusted operating margin decreased to 7.3% from 8.8%. The decrease in adjusted operating income margins was due to higher compensation expense, including the re-payment of prior-year furloughs, as compared to expense reductions in the prior year from employee furloughs.

ACCO Brands International

ACCO Brands International net sales increased 8% to $130.6 million, compared to $120.5 million in the prior-year quarter. Excluding the effect of currency translation, sales declined 8%. The decline was at a rate significantly lower than in previous quarters, and reflected volume declines due to continued weakness in consumer and business demand in Europe, partially offset by positive sales trends in Australia.

ACCO Brands International reported operating income of $14.8 million, compared to an operating loss of $99.5 million in the prior-year quarter. Adjusted operating income was $17.1 million, compared to $7.3 million in 2008, and adjusted operating income margin increased to 13.1%, from 6.1%. The increase in adjusted operating income was primarily the result of cost reduction activities and $3.4 million of foreign exchange translation benefit.

Computer Products Group

Computer Products net sales decreased 3% to $45.9 million, compared to $47.1 million in the prior-year quarter. Adjusting for the effects of currency translation, comparable sales declined 8%. The decline was at a rate significantly lower than in previous quarters, and reflected lower sales volumes in the United States, particularly in the retail channel driven by the bankruptcy of Circuit City, which accounted for 7% of the decline.

Computer Products reported operating income of $8.9 million, an increase from $2.2 million in the prior-year quarter. Adjusted operating income increased to $9.2 million, from $7.5 million, and adjusted operating income margin increased to 20.0%, from 15.9%. The improvement in operating margin was the result of cost reduction activities and $1.2 million of foreign exchange translation benefit.

Full Year Results

For the year, total company net sales decreased 19% to $1.27 billion, from $1.58 billion in the prior-year period. Excluding the effect of currency translation, sales declined 16%. The company reported a loss from continuing operations of $115.8 million, or $(2.13) per diluted share, for the twelve months ending December 31, 2009, compared to a loss of $263.0 million, or $(4.85) per diluted share, in the prior-year period. The current-year results include a non-cash charge of $108.1 million to establish a valuation allowance against the company’s U.S. deferred tax assets. The company also recorded pre-tax restructuring and other charges totaling $22.0 million, and trade name impairment charges of $1.8 million. The prior-year results include goodwill and trade name impairment charges of $274.4 million and restructuring and other costs totaling $39.4 million. Excluding charges, adjusted income from continuing operations of $26.1 million, or $0.47 per diluted share, compares to $46.3 million, or $0.85 per share, in the prior-year period. Adjusted net income in the current year includes a net loss of $4.2 million on the early extinguishment of debt associated with the company’s debt refinancing, compared to a gain of $19.0 million associated with the repurchase of subordinated notes in the prior-year period. Excluding the effect of the debt refinancing and the gain associated with the repurchase of subordinated notes, adjusted earnings per share in the current year would have been $0.54, compared to a comparable $0.62 in the prior year.

Adjusted operating income, which excludes charges, declined 4% to $103.6 million, from $107.7 million, despite a higher rate of decline in sales, and adjusted EBITDA decreased 5% to $150.0 million, from $158.4 million, reflecting the result of cost reduction activities.

Business Outlook

The company anticipates that 2010 will continue to be challenging due to uncertainty around consumer and business spending, particularly regarding higher-margin durable products. Despite this, the company expects sales to be flat to slightly higher driven by share gains, which are expected to offset continued lower demand. Based on today’s exchange rates, foreign currency should further increase sales. The company expects to expand adjusted EBITDA margins by three-quarters to a full percentage point due to an improvement in gross profit margin, which will be partially offset by an increase in selling, general and administrative expenses. Targeted free cash flow, after interest, taxes and capital expenditures, is expected to be approximately $50-60 million.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company’s results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

“Adjusted” results exclude all restructuring, goodwill and asset impairment charges and unusual tax items. In addition, “adjusted” results also exclude certain other charges that are incremental to the company’s restructuring actions and include redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of the exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives. Adjusted supplemental EBITDA from continuing operations excludes restructuring, goodwill and asset impairment charges, and other non-operating items, including other income/expense and stock-based compensation expense. In addition, certain other charges incremental to the company’s restructuring actions (as described above) are also excluded. Adjusted results and supplemental EBITDA from continuing operations are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.

ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to; fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.

For further information:

Rich Nelson Media Relations (847) 484-3030	Jennifer Rice Investor Relations (847) 484-3020

ACCO Brands Corporation

Consolidated Statements of Operations and

Reconciliation of Adjusted Results (Unaudited)

(In millions of dollars, except per share data)

	Three Months Ended December 31,
	2009			2008
	Reported	Excluded Charges(A)	Adjusted	Reported	Excluded Charges(A)	Adjusted	% Change Reported	% Change Adjusted
Net sales	$352.8	$—	$352.8	$353.4	$—	$353.4	—%	—%
Cost of products sold	244.3	(0.9)	243.4	241.1	(0.6)	240.5	1%	1%

Gross profit	108.5	0.9	109.4	112.3	0.6	112.9	(3)%	(3)%

Operating costs and expenses:
Advertising, selling, general and administrative expenses	75.2	(1.1)	74.1	91.2	(4.6)	86.6	(18)%	(14)%
Amortization of intangibles	1.8	—	1.8	2.0	—	2.0	(10)%	(10)%
Restructuring charges	3.6	(3.6)	—	16.8	(16.8)	—	(79)%	NM
Goodwill and asset impairment charges (B)	—	—	—	249.0	(249.0)	—	(100)%	NM

Total operating costs and expenses	80.6	(4.7)	75.9	359.0	(270.4)	88.6	(78)%	(14)%

Operating income (loss)	27.9	5.6	33.5	(246.7)	271.0	24.3	111%	38%

Non-operating expense (income)
Interest expense	19.4	—	19.4	15.0	—	15.0	29%	29%
Equity in earnings of joint ventures	(2.4)	—	(2.4)	(1.1)	—	(1.1)	118%	118%
Other income, net (C)	(0.7)	—	(0.7)	(19.8)	—	(19.8)	(96)%	(96)%

Income (loss) from continuing operations before income taxes	11.6	5.6	17.2	(240.8)	271.0	30.2	105%	(43)%
Income tax expense (benefit)	8.7	(3.5)	5.2	(0.7)	10.5	9.8	NM	(47)%

Income (loss) from continuing operations	2.9	9.1	12.0	(240.1)	260.5	20.4	101%	(41)%
Loss from discontinued operations, net of income taxes	(1.9)	1.6	(0.3)	(17.9)	15.5	(2.4)	89%	88%

Net income (loss)	$1.0	$10.7	$11.7	$(258.0)	$276.0	$18.0	100%	(35)%

Per Share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.05		$0.22	$(4.43)		$0.38	101%	(42)%
Loss from discontinued operations	(0.04)		—	(0.33)		(0.04)	88%	100%

Basic earnings (loss) per share	$0.02		$0.21	$(4.76)		$0.33	100%	(36)%

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.05		$0.21	$(4.43)		$0.37	101%	(43)%
Loss from discontinued operations	(0.03)		—	(0.33)		(0.04)	91%	100%

Diluted earnings (loss) per share	$0.02		$0.21	$(4.76)		$0.33	100%	(36)%

Weighted average number of shares outstanding:
Basic	54.6		54.6	54.2		54.2
Diluted	56.4		56.4	54.2		54.5

Statistics (as a % of Net sales, except Income tax rate)

	Three Months Ended December 31,
	2009		2008
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	30.8%	31.0%	31.8%	31.9%
Advertising, selling, general and administrative	21.3%	21.0%	25.8%	24.5%
Operating income (loss)	7.9%	9.5%	(69.8)%	6.9%
Income (loss) from continuing operations before income taxes	3.3%	4.9%	(68.1)%	8.5%
Net income (loss)	0.3%	3.3%	(73.0)%	5.1%
Income tax rate	75.0%	30.2%	NM	32.5%

(A)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses have also been excluded. These charges are incremental to the cost of the Company’s underlying restructuring actions and do not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives.
(B)	As of the end of the fourth quarter of 2008, the Company recorded pretax non-cash goodwill and trade name impairment charges totaling $249.0 million related to the ACCO Brands Americas ($143.9 million), ACCO Brands International ($102.3 million) and Computer Products Group ($2.8 million) reporting units.
(C)	During the fourth quarter of 2008, the Company recorded a gain on the early extinguishment of debt of $17.0 million, or $0.20 per diluted share.

Reconciliation of Net Income (Loss) to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended December 31,
	2009	2008	% Change
Net Income (Loss)	$1.0	$(258.0)	100%
Discontinued operations	1.9	17.9	(89)%
Restructuring charges	3.6	16.8	(79)%
Other charges included in Cost of products sold (D)	0.9	0.6	50%
Other charges included in Advertising, selling, general and administrative expenses (D)	1.1	4.6	(76)%
Goodwill and asset impairment charges	—	249.0	(100)%
Income taxes, impact of adjustments	3.5	(10.5)	NM

Adjusted income from continuing operations	12.0	20.4	(41)%
Interest expense, net	19.4	15.0	29%
Adjusted income tax expense	5.2	9.8	(47)%
Depreciation (E)	8.0	7.0	14%
Amortization of intangibles	1.8	2.0	(10)%
Other income, net (F)	(0.7)	(19.8)	(96)%
Stock-based compensation expense (G)	0.5	0.9	(44)%

Adjusted supplemental EBITDA from continuing operations	$46.2	$35.3	31%

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	13.1%	10.0%

(D)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses have also been excluded. These charges are incremental to the cost of the Company’s underlying restructuring actions and do not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives.
(E)	Represents total depreciation less depreciation of $0.1 million for the three months ended December 31, 2009 that have been included in other charges, which are excluded from adjusted income from continuing operations.
(F)	Other income for 2008 includes a gain on the early extinguishment of debt of $17.0 million.
(G)	Stock-based compensation expense for the three months ended December 31, 2008, excludes $1.2 million that have been included in other charges, which are excluded from adjusted income from continuing operations.

ACCO Brands Corporation

Consolidated Statements of Operations and

Reconciliation of Adjusted Results (Unaudited)

(In millions of dollars, except per share data)

	Twelve Months Ended December 31,
	2009			2008
	Reported	Excluded Charges(A)	Adjusted	Reported	Excluded Charges(A)	Adjusted	% Change Reported	% Change Adjusted
Net sales	$1,272.5	$—	$1,272.5	$1,578.2	$—	$1,578.2	(19)%	(19)%
Cost of products sold	893.2	(3.4)	889.8	1,094.4	(7.5)	1,086.9	(18)%	(18)%

Gross profit	379.3	3.4	382.7	483.8	7.5	491.3	(22)%	(22)%

Operating costs and expenses:
Advertising, selling, general and administrative expenses	273.1	(1.2)	271.9	379.0	(3.1)	375.9	(28)%	(28)%
Amortization of intangibles	7.2	—	7.2	7.7	—	7.7	(6)%	(6)%
Restructuring charges	17.4	(17.4)	—	28.8	(28.8)	—	(40)%	NM
Goodwill and asset impairment charges (B)	1.8	(1.8)	—	274.4	(274.4)	—	(99)%	NM

Total operating costs and expenses	299.5	(20.4)	279.1	689.9	(306.3)	383.6	(57)%	(27)%

Operating income (loss)	79.8	23.8	103.6	(206.1)	313.8	107.7	(139)%	(4)%

Non-operating expense (income)
Interest expense	67.0	—	67.0	63.7	—	63.7	5%	5%
Equity in earnings of joint ventures	(4.4)	—	(4.4)	(6.5)	—	(6.5)	32%	32%
Other (income) expense, net (C)	5.1	—	5.1	(17.2)	—	(17.2)	130%	130%

Income (loss) from continuing operations before income taxes	12.1	23.8	35.9	(246.1)	313.8	67.7	105%	(47)%
Income tax expense (benefit) (D)	127.9	(118.1)	9.8	16.9	4.5	21.4	NM	(54)%

Income (loss) from continuing operations	(115.8)	141.9	26.1	(263.0)	309.3	46.3	56%	(44)%
Loss from discontinued operations, net of income taxes	(10.3)	3.0	(7.3)	(76.2)	72.5	(3.7)	86%	(97)%

Net income (loss)	$(126.1)	$144.9	$18.8	$(339.2)	$381.8	$42.6	63%	(56)%

Per Share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(2.13)		$0.48	$(4.85)		$0.85	56%	(44)%
Loss from discontinued operations	(0.19)		(0.13)	(1.41)		(0.07)	87%	(86)%

Basic earnings (loss) per share	$(2.32)		$0.35	$(6.26)		$0.79	63%	(56)%

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(2.13)		$0.47	$(4.85)		$0.85	56%	(45)%
Loss from discontinued operations	(0.19)		(0.13)	(1.41)		(0.07)	87%	(86)%

Diluted earnings (loss) per share	$(2.32)		$0.34	$(6.26)		$0.78	63%	(56)%

Weighted average number of shares outstanding:
Basic	54.5		54.5	54.2		54.2
Diluted	54.5		56.1	54.2		54.5

Statistics (as a % of Net sales, except Income tax rate)

	Twelve Months Ended December 31,
	2009		2008
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	29.8%	30.1%	30.7%	31.1%
Advertising, selling, general and administrative	21.5%	21.4%	24.0%	23.8%
Operating income (loss)	6.3%	8.1%	(13.1)%	6.8%
Income (loss) from continuing operations before income taxes	1.0%	2.8%	(15.6)%	4.3%
Net income (loss)	(9.9)%	1.5%	(21.5)%	2.7%
Income tax rate	NM	27.3%	6.9%	31.6%

(A)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses have also been excluded. These charges are incremental to the cost of the Company’s underlying restructuring actions and do not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives. Other charges in 2008 include a $3.5 million gain on the sale of a manufacturing facility and a net gain of $2.4 million on the sale of three additional properties.
(B)	During 2009, the Company recorded pretax non-cash trade name impairment charges totaling $1.8 million related to the ACCO Brands Americas ($0.9 million) and ACCO Brands International ($0.9 million) reporting units. During 2008, the Company recorded goodwill and trade name impairment charges totaling $274.4 million related to the ACCO Brands Americas ($160.6 million), ACCO Brands International ($111.0 million) and Computer Products Group ($2.8 million) reporting units.
(C)	During 2009, the Company recorded a net loss on the early extinguishment of debt of $4.2 million, or $0.07 per diluted share. During 2008, the Company recorded a net gain on the early extinguishment of debt of $19.0 million, or $0.23 per diluted share.
(D)	During 2009, the Company recorded a non-cash charge of $108.1 million to establish a valuation allowance against its U.S. deferred taxes.

Reconciliation of Net Loss to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Twelve Months Ended December 31,
	2009	2008	% Change
Net loss	$(126.1)	$(339.2)	63%
Discontinued operations	10.3	76.2	(86)%
Restructuring charges	17.4	28.8	(40)%
Other charges included in Cost of products sold (E)	3.4	7.5	(55)%
Other charges included in Advertising, selling, general and administrative expenses (E)	1.2	3.1	(61)%
Goodwill and asset impairment charges	1.8	274.4	(99)%
Income taxes, impact of adjustments (F)	118.1	(4.5)	NM

Adjusted income from continuing operations	26.1	46.3	(44)%
Interest expense, net	67.0	63.7	5%
Adjusted income tax expense	9.8	21.4	(54)%
Depreciation (G)	32.0	32.2	(1)%
Amortization of intangibles	7.2	7.7	(6)%
Other (income) expense, net (H)	5.1	(17.2)	130%
Stock-based compensation expense (I)	2.8	4.3	(35)%

Adjusted supplemental EBITDA from continuing operations	$150.0	$158.4	(5)%

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	11.8%	10.0%

(E)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses have also been excluded. These charges are incremental to the cost of the Company’s underlying restructuring actions and do not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities and employee retention incentives. Other charges in 2008 include a $3.5 million gain on the sale of a manufacturing facility and a net gain of $2.4 million on the sale of three additional properties.
(F)	During 2009, the Company recorded a non-cash charge of $108.1 million to establish a valuation allowance against its U.S. deferred tax assets.
(G)	Represents total depreciation less depreciation of $0.1 million and $0.8 million for the twelve months ended December 31, 2009 and 2008, respectively, that have been included in other charges (see (E) above), which are excluded from adjusted income from continuing operations.
(H)	Other (income) expense for 2009 includes a net loss on the early extinguishment of debt of $4.2 million. Other (income) expense for 2008 includes a net gain on the early extinguishment of debt of $19.0 million.
(I)	Stock-based compensation expense for the twelve months ended December 31, 2009, excludes $0.2 million that has been included in restructuring charges, which are excluded from adjusted income from continuing operations. Total stock-based compensation expense for the twelve months ended December 31, 2008, excludes $1.1 million that have been included in other charges, which are excluded from adjusted income from continuing operations.

ACCO Brands Corporation

Supplemental Business Segment Information

(Unaudited)

(In millions of dollars)

	2009					2008					Changes
	Net Sales	Reported OI	Excluded Charges	Adjusted OI	Adjusted OI Margin	Net Sales	Reported OI	Excluded Charges	Adjusted OI	Adjusted OI Margin	Sales $	Sales %	Adjusted OI $	Adjusted OI %	Margin Points
Q1:
ACCO Brands Americas	$157.7	$6.2	$0.3	$6.5	4.1%	$200.4	$(0.4)	$4.3	$3.9	1.9%	$(42.7)	(21)%	$2.6	67%	220
ACCO Brands International	100.3	5.6	2.6	8.2	8.2%	151.6	10.3	5.7	16.0	10.6%	(51.3)	(34)%	(7.8)	(49)%	(240)
Computer Products	35.4	4.8	0.5	5.3	15.0%	48.0	6.5	1.2	7.7	16.0%	(12.6)	(26)%	(2.4)	(31)%	(100)
Corporate	—	(3.2)	—	(3.2)		—	(6.0)	—	(6.0)		—		2.8

Total	$293.4	$13.4	$3.4	$16.8	5.7%	$400.0	$10.4	$11.2	$21.6	5.4%	$(106.6)	(27)%	$(4.8)	(22)%	30

Q2:
ACCO Brands Americas	$162.0	$5.6	$4.1	$9.7	6.0%	$211.9	$(2.0)	$12.0	$10.0	4.7%	$(49.9)	(24)%	$(0.3)	(3)%	130
ACCO Brands International	102.7	1.2	6.6	7.8	7.6%	147.3	10.3	2.7	13.0	8.8%	(44.6)	(30)%	(5.2)	(40)%	(120)
Computer Products	39.1	7.9	1.3	9.2	23.5%	54.8	10.4	0.4	10.8	19.7%	(15.7)	(29)%	(1.6)	(15)%	380
Corporate	—	(3.7)	—	(3.7)		—	(6.7)	—	(6.7)		—		3.0

Total	$303.8	$11.0	$12.0	$23.0	7.6%	$414.0	$12.0	$15.1	$27.1	6.5%	$(110.2)	(27)%	$(4.1)	(15)%	110

Q3:
ACCO Brands Americas	$175.5	$16.1	$0.3	$16.4	9.3%	$222.7	$7.0	$10.3	$17.3	7.8%	$(47.2)	(21)%	$(0.9)	(5)%	150
ACCO Brands International	104.4	5.8	2.0	7.8	7.5%	132.1	5.1	6.1	11.2	8.5%	(27.7)	(21)%	(3.4)	(30)%	(100)
Computer Products	42.6	10.1	0.5	10.6	24.9%	56.0	11.0	—	11.0	19.6%	(13.4)	(24)%	(0.4)	(4)%	530
Corporate	—	(4.5)	—	(4.5)		—	(4.9)	0.1	(4.8)		—		0.3

Total	$322.5	$27.5	$2.8	$30.3	9.4%	$410.8	$18.2	$16.5	$34.7	8.4%	$(88.3)	(21)%	$(4.4)	(13)%	100

Q4:
ACCO Brands Americas	$176.3	$10.7	$2.2	$12.9	7.3%	$185.8	$(138.6)	$154.9	$16.3	8.8%	$(9.5)	(5)%	$(3.4)	(21)%	(150)
ACCO Brands International	130.6	14.8	2.3	17.1	13.1%	120.5	(99.5)	106.8	7.3	6.1%	10.1	8%	9.8	134%	700
Computer Products	45.9	8.9	0.3	9.2	20.0%	47.1	2.2	5.3	7.5	15.9%	(1.2)	(3)%	1.7	23%	410
Corporate	—	(6.5)	0.8	(5.7)		—	(10.8)	4.0	(6.8)		—		1.1

Total	$352.8	$27.9	$5.6	$33.5	9.5%	$353.4	$(246.7)	$271.0	$24.3	6.9%	$(0.6)	—%	$9.2	38%	260

YTD:
ACCO Brands Americas	$671.5	$38.6	$6.9	$45.5	6.8%	$820.8	$(134.0)	$181.5	$47.5	5.8%	$(149.3)	(18)%	$(2.0)	(4)%	100
ACCO Brands International	438.0	27.4	13.5	40.9	9.3%	551.5	(73.8)	121.3	47.5	8.6%	(113.5)	(21)%	(6.6)	(14)%	70
Computer Products	163.0	31.7	2.6	34.3	21.0%	205.9	30.1	6.9	37.0	18.0%	(42.9)	(21)%	(2.7)	(7)%	300
Corporate	—	(17.9)	0.8	(17.1)		—	(28.4)	4.1	(24.3)		—		7.2

Total	$1,272.5	$79.8	$23.8	$103.6	8.1%	$1,578.2	$(206.1)	$313.8	$107.7	6.8%	$(305.7)	(19)%	$(4.1)	(4)%	130

ACCO Brands Corporation

Supplemental Net Sales Growth Analysis

(Unaudited)

	Percent Change – Sales
	Net Sales Growth	Currency Translation	Comparable Sales Growth	Price	Volume
Q1 2009:
ACCO Brands Americas	(21.3)%	(4.2)%	(17.1)%	1.3%	(18.4)%
ACCO Brands International	(33.8)%	(16.7)%	(17.1)%	4.4%	(21.5)%
Computer Products	(26.3)%	(9.0)%	(17.3)%	0.4%	(17.7)%

Total	(26.7)%	(9.5)%	(17.2)%	2.4%	(19.6)%

Q2 2009:
ACCO Brands Americas	(23.5)%	(3.1)%	(20.4)%	—%	(20.4)%
ACCO Brands International	(30.3)%	(13.6)%	(16.7)%	5.1%	(21.8)%
Computer Products	(28.6)%	(6.6)%	(22.0)%	(2.6)%	(19.4)%

Total	(26.6)%	(7.3)%	(19.3)%	1.4%	(20.7)%

Q3 2009:
ACCO Brands Americas	(21.2)%	(2.1)%	(19.1)%	1.4%	(20.5)%
ACCO Brands International	(21.0)%	(5.7)%	(15.3)%	3.3%	(18.6)%
Computer Products	(23.9)%	(3.0)%	(20.9)%	0.2%	(21.1)%

Total	(21.5)%	(3.4)%	(18.1)%	1.9%	(20.0)%

Q4 2009:
ACCO Brands Americas	(5.1)%	1.7%	(6.8)%	0.7%	(7.5)%
ACCO Brands International	8.4%	16.0%	(7.6)%	0.7%	(8.3)%
Computer Products	(2.5)%	5.5%	(8.0)%	1.7%	(9.7)%

Total	(0.2)%	7.1%	(7.3)%	0.8%	(8.1)%

Full Year 2009:
ACCO Brands Americas	(18.2)%	(2.0)%	(16.2)%	0.9%	(17.1)%
ACCO Brands International	(20.6)%	(6.1)%	(14.5)%	3.5%	(18.0)%
Computer Products	(20.8)%	(3.4)%	(17.4)%	(0.1)%	(17.3)%

Total	(19.4)%	(3.6)%	(15.8)%	1.7%	(17.5)%

ACCO Brands Corporation

Key Stats and Ratios

(Unaudited)

(In millions of dollars)

Net Debt Calculation	December 31, 2009	December 31, 2008
Current debt obligations, including current portion of long-term debt	$0.7
Long-term debt obligations	725.1

Total outstanding debt	725.8	$708.7
Less: cash and cash equivalents	43.6	18.1

Net debt	$682.2	$690.6

Rollforward of Outstanding Debt	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2009
Balance, beginning of period	$741.7	$708.7
Net repayments funded by business operations	(37.1)	(70.7)
Termination of Euro net investment hedge	—	40.9
Transaction fees associated with debt refinancing	1.3	20.4
Discount on prepayment of bond	—	(4.9)
Change in cash balance	19.7	25.5
Impact of change in FX rates	0.2	5.9

Balance, end of period	$725.8	$725.8

Leverage Ratio (Debt to EBITDA from Continuing Operations)	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Trailing twelve months (TTM) adjusted supplemental EBITDA from Continuing Operations (A)	$150.0	$158.4
Net debt (see above)	$682.2	$690.6
Gross debt (see above)	$725.8	$708.7

Total Leverage (net debt divided by TTM adjusted supplemental EBITDA from Continuing Operations)	4.5	4.4

Senior-Secured Leverage (senior-secured debt [$454.5] divided by TTM adjusted supplemental EBITDA from Continuing Operations)	3.0	N/A

Working Capital per Dollar Sales Ratio (Working Capital to Sales)	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
Current assets, excluding cash and cash equivalents (B)	$491.4	$646.6
Current liabilities, excluding current debt obligations (C)	298.2	399.3

Net working capital	$193.2	$247.3

Trailing twelve months (TTM) adjusted net sales (A)	$1,272.5	$1,578.2

Working capital ratio (net working capital divided by TTM adjusted net sales) (A)	15.2%	15.7%

(A)	Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies. See page 14 for a reconciliation of trailing twelve months supplemental EBITDA from Continuing Operations to reported quarterly net income and trailing twelve months interest expense to reported quarterly interest expense.
(B)	Balance is comprised of receivables, inventories, current deferred income taxes and other current assets.
(C)	Balance is comprised of accounts payable, accrued compensation, accrued customer programs and other current liabilities.

ACCO Brands Corporation

Selected Financial Information

(Unaudited)

(In millions of dollars)

	Three Months Ended December 31,
	2009	2008
Selected Non-Cash Items Included in Net Income (Pre-tax):
Depreciation expense (A)	$8.1	$6.9
Intangible amortization expense	$1.8	$2.0
Stock-based compensation expense	$0.5	$2.0

Selected Cash Investing and Restructuring Activities (Pre-tax):
Capital expenditures	$2.6	$4.6
Restructuring and integration activities, net of proceeds from asset sales	$6.2	$5.5

	Twelve Months Ended December 31,
	2009	2008
Selected Non-Cash Items Included in Net Income (Pre-tax):
Depreciation expense (A)	$32.1	$33.9
Intangible amortization expense (B)	$7.2	$8.9
Stock-based compensation expense (C)	$3.0	$5.5

Selected Cash Investing and Restructuring Activities (Pre-tax):
Capital expenditures	$10.3	$43.5
Restructuring and integration activities, net of proceeds from asset sales	$38.3	$15.0

(A)	Includes depreciation expense from Discontinued Operations of $(0.1) million and $0.9 million for the three and twelve months ended December 31, 2008.
(B)	Includes intangible amortization expense from Discontinued Operations of $1.2 million for the twelve months ended December 31, 2008.
(C)	Includes stock-based compensation expense from Discontinued Operations of $0.1 million for the twelve months ended December 31, 2008. In addition, $0.2 million of stock-based compensation expense has been reported as a component of restructuring charges for the twelve months ended December 31, 2009.

	As of
	December 31, 2009	December 31, 2008
Selected Balance Sheet Data:
Cash and cash equivalents	$43.6	$18.1
Net debt	$682.2	$690.6

Accounts receivable, net	$259.9	$274.8
Inventories, net	$202.4	$266.5
Accounts payable	$101.0	$143.8

Working capital	$361.3	$397.5

ACCO Brands Corporation

Reconciliation of Net Income (Loss) to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	Trailing Twelve Months
Net sales	$293.4	$303.8	$322.5	$352.8	$1,272.5

Net income (loss)	$(7.0)	$(121.4)	$1.3	$1.0	$(126.1)
Discontinued operations	3.3	4.7	0.4	1.9	10.3
Restructuring charges	2.4	9.7	1.7	3.6	17.4
Other charges included in COS (A)	1.4	0.3	0.8	0.9	3.4
Other charges included in SG&A (A)	(0.4)	0.2	0.3	1.1	1.2
Goodwill and asset impairment charges	—	1.8	—	—	1.8
Income taxes, impact of adjustments (B)	(0.7)	111.1	4.2	3.5	118.1

Adjusted income (loss) from continuing operations	$(1.0)	$6.4	$8.7	$12.0	$26.1

Interest expense, net	16.1	15.8	15.7	19.4	67.0
Adjusted income tax expense	(0.4)	2.1	2.9	5.2	9.8
Depreciation expense (C)	7.6	8.1	8.3	8.0	32.0
Amortization of intangibles	1.7	1.9	1.8	1.8	7.2
Other (income) expense, net	2.4	(0.9)	4.3	(0.7)	5.1
Stock-based compensation expense (D)	0.8	0.7	0.8	0.5	2.8

Adjusted supplemental EBITDA from continuing operations	$27.2	$34.1	$42.5	$46.2	$150.0

(A)	Certain charges are excluded in order to provide a comparison of underlying results of operations, including restructuring charges, goodwill and asset impairment charges and certain non-recurring income tax items related to adjustments impacting the Company’s effective tax rate. In addition, certain other charges that have been recorded within cost of products sold and advertising, selling, general and administrative expenses have also been excluded. These charges are incremental to the costs of the Company’s underlying restructuring actions and do not qualify as restructuring. These charges included redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives.
(B)	During the second quarter of 2009, the Company recorded a non-cash charge of $108.1 million to establish a valuation allowance against its U.S. deferred tax assets.
(C)	Represents total depreciation less depreciation of $0.1 million for the three months ended December 31, 2009 that have been included in other charges, which are excluded from adjusted income (loss) from continuing operations.
(D)	Total stock-based compensation expense for the three months ended March 31, 2009 and June 30, 2009, excludes $0.1 million and $0.1 million, respectively, that have been included in other charges, which are excluded from adjusted income (loss) from continuing operations.